Aames Mortgage Trust 2002-2

Mortgage Pass-Through Certificates

Prepayment Report for April 25, 2003 Distribution
Prepayment Report - Voluntary Prepayments
VOLUNTARY PREPAYMENTS	GROUP 2	GROUP 1	TOTAL

Current
Number of Paid in Full Loans	-	16	16
Number of Repurchased Loans	-	-	-
Total Number of Loans Prepaid in Full	-	16	16

Paid in Full Balance	-	1,264,545.14	1,264,545.14
Repurchased Loans Balance	-	-	-
Curtailments Amount	931.54	31,062.41	31,993.95
Total Prepayment Amount	931.54	1,295,607.55	1,296,539.09

Cumulative
Number of Paid in Full Loans	-	41	41
Number of Repurchased Loans	1	3	4
Total Number of Loans Prepaid in Full	1	44	45

Paid in Full Balance	-	3,656,099.56	3,656,099.56
Repurchased Loans Balance	449,666.03	451,800.00	901,466.03
Curtailments Amount	1,695.96	60,932.72	62,628.68
Total Prepayment Amount	451,361.99	4,168,832.28	4,620,194.27

SPACE INTENTIONALLY LEFT BLANK

Total Prepayments by Groups (in thousands of dollars)

Total Prepayments (in thousands of dollars)

Page 19 of 27	© COPYRIGHT 2003 Deutsche Bank

Aames Mortgage Trust 2002-2

Mortgage Pass-Through Certificates

Prepayment Report for April 25, 2003 Distribution
Prepayment Report - Voluntary Prepayments
VOLUNTARY PREPAYMENT RATES	GROUP 2	GROUP 1	TOTAL

SMM	0.00%	0.48%	0.42%
3 Months Avg SMM	0.38%	0.41%	0.40%
12 Months Avg SMM
Avg SMM Since Cut-off	0.28%	0.38%	0.37%

CPR	0.03%	5.59%	4.90%
3 Months Avg CPR	4.45%	4.76%	4.72%
12 Months Avg CPR
Avg CPR Since Cut-off	3.36%	4.49%	4.35%

PSA	2.56%	470.24%	415.71%
3 Months Avg PSA Approximation	488.36%	480.75%	481.64%
12 Months Avg PSA Approximation
Avg PSA Since Cut-off Approximation	413.59%	504.34%	493.78%

CPR by Groups

Total CPR

PSA by Groups

Total PSA

Page 20 of 27	© COPYRIGHT 2003 Deutsche Bank

Aames Mortgage Trust 2002-2

Mortgage Pass-Through Certificates

Prepayment Report for April 25, 2003 Distribution
Prepayment Report - Voluntary Prepayments

CPR Avg since Cut-Off by Groups

Total CPR Avg since Cut-Off

PSA Avg since Cut-Off by Groups

Total PSA since Cut-Off

PREPAYMENT CALCULATION METHODOLOGY
Single Monthly Mortality (SMM): (Voluntary partial and full prepayments + Repurchases)/(Beg Principal Balance - Scheduled Principal)
Conditional Prepayment Rate (CPR): 1-((1-SMM)^12)
PSA Standard Prepayment Model: CPR/(0.02*min(30,WAS))
Average SMM over period between nth month and mth month (AvgSMMn,m): [(1-SMMn) * (1-SMMn+1) *. . . . .*(1-SMMm)]^(1/months in period n,m)
Average CPR over period between the nth month and mth month (AvgCPRn,m): 1-((1-AvgSMMn,m)^12)
Average PSA Approximation over period between the nth month and mth month: AvgCPRn,m/(0.02*Avg WASn,m))
Average WASn,m: (min(30,WASn)+min(30,WASn+1)+ . . . . .+min(30,WASm)/(number of months in the period n,m)
Weighted Average Seasoning (WAS)

Note: Prepayment rates are calculated since deal issue date and include partial and full voluntary prepayments and repurchases.
Dates correspond to distribution dates.

Page 21 of 27	© COPYRIGHT 2003 Deutsche Bank